Exhibit 10.2

Sales Commission Plan

February 1, 2024

This Sales Commission Plan is effective as of February 1, 2024, supersedes any and all prior sales commission plans. No residual obligations remain under any prior sales commission plans. The Deep Isolation sales commission plan may be subject to change at any time.

Sales Commissions awarded according to the following structure:

●	5% of contract value for foundation studies in new countries

o	2.5% of contract value for follow-on foundation studies up to $1M assuming minimum 5% gross profit

o	2.0 % of project revenue / grant value or 20% of project as-sold profit margin, whichever is greater for the 1st demonstration program contract (a form of an operational readiness contract) and grants.

o	10% of project as-sold profit margin for all other operational readiness or disposal contracts greater than $1M [For the 1st disposal contract, the sales commission is increased to 30% of project as-sold margin]

Commissions are to be paid largely out of customer payments for the project received by Deep Isolation (i.e. from cash-on hand RECEIVED from customers for work done). The exception will be an initial up-front bonus at contract signature, that will be capped at either $50k or half of the first milestone payment (whichever is the lowest) and will be payable at the discretion of the business and only if Deep Isolation has sufficient cash reserves to make the up-front payment. Remaining commission will be paid on a pro rata basis matched to the schedule of payments from the client – that is, within one month of Deep Isolation receiving each milestone payment from the client, Deep Isolation will pay a share of total commission (minus up-front bonus if applicable) that matches that client payment as a share of total contract revenue.